Exhibit 3.1
RAMCO-GERSHENSON PROPERTIES TRUST
ARTICLES SUPPLEMENTARY
     RAMCO-GERSHENSON PROPERTIES TRUST, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:
     FIRST: Pursuant to the authority expressly vested in the Board of Trustees of the Trust (the “Board of Trustees”) by Article VI of the Trust’s Articles of Amendment and Restatement of the Trust filed with the Department on October 2, 1997, as amended and supplemented (the “Declaration of Trust”), and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”), the Board of Trustees has, at a meeting duly called and held on September 8, 2009, adopted resolutions reclassifying and designating Fifty Thousand (50,000) authorized but unissued Series A Junior Participating Preferred Shares of Beneficial Interest (the “Series A Preferred Shares”), constituting all of the shares classified and designated as Series A Preferred Shares, as authorized but unissued and unclassified preferred shares of beneficial interest, par value $0.01 per share, of the Trust (the “Preferred Shares”).
     SECOND: After giving effect to the reclassification and designation of such authorized but unissued Series A Preferred Shares described in Article FIRST, the number of authorized but unissued Series A Preferred Shares is zero, and of the Ten Million (10,000,000) Preferred Shares which the Trust has authority to issue under its Declaration of Trust, no Preferred Shares have been classified and designated as a separate series. The total number of shares of beneficial interest of all classes which the Trust has authority to issue, consisting of Fifty-Five Million (55,000,000) shares of beneficial interest, par value $.01 per share, remains unchanged.
     THIRD: The shares of beneficial interest described herein have been classified or reclassified by the Board of Trustees under the authority contained in the Declaration of Trust of the Trust.
     FOURTH: These Articles Supplementary have been approved by the Board of Trustees of the Trust in the manner and by the vote required by law.
     FIFTH: The undersigned President and Chief Executive Officer of the Trust acknowledges these Articles Supplementary to be the real estate investment trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Trust acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[SIGNATURE ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 8th day of September, 2009.

RAMCO-GERSHENSON PROPERTIES TRUST
By:	/s/ Dennis E. Gershenson
Name:	Dennis E. Gershenson
Title:	President and Chief Executive Officer

ATTEST:

/s/ Richard J. Smith
Name: Richard J. Smith
Title: Secretary